Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:October 21, 2021

CONTACT:Kenneth J. Stephon

Chairman, President and CEO

PHONE:(856) 656-2201, ext. 1009

WILLIAM PENN BANCORPORATION ANNOUNCES FIRST QUARTER RESULTS

BRISTOL, PENNSYLVANIA, October 21, 2021 — William Penn Bancorporation (“William Penn” or the “Company”) (NASDAQ CM: WMPN), the parent company of William Penn Bank (the “Bank”), today announced its financial results for the quarter ended September 30, 2021.  William Penn recorded net income of $1.2 million, or $0.08 per diluted share, for the quarter ended September 30, 2021, compared to net income of $670 thousand, or $0.05 per diluted share, for the quarter ended September 30, 2020.  Net income for the quarter ended September 30, 2021 included a $235 thousand, or $0.02 per diluted share, income tax benefit related to refunds received associated with the carryback of net operating losses under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act.  Net income for the quarters ended September 30, 2021 and 2020, respectively, included $64 thousand and $161 thousand of prepayment penalties associated with the prepayment of $7.0 million and $23.2 million of higher-cost advances from the Federal Home Loan Bank of Pittsburgh (“FHLB”).

Kenneth J. Stephon, William Penn’s Chairman, President and CEO, stated “We continue to focus on the deployment of excess cash and the prudent management of our balance sheet to help us in achieving our strategic and financial growth goals.  The low interest rate environment has made it challenging to effectively deploy the excess cash we hold on our balance sheet.  We used $53.2 million of cash during the quarter to purchase high-quality investment securities that we anticipate will provide a steady stream of cash flows both in the current and in rising interest rate environments.  In addition, we made a strategic decision during the quarter to use $7.0 million of cash to prepay higher-cost advances from the FHLB that effectively removed a negative spread from our balance sheet.  Despite operating in a challenging environment because of the COVID-19 pandemic, we had $23.8 million of new loan originations during the quarter.  The results for the quarter include a benefit from a loan loss reserve release of $30 thousand, compared to a provision of $66 thousand in the same quarter last year, that we do not consider part of our core or recurring earnings.  We have experienced strong growth in core deposits, which increased at an annualized rate of 17.4% during the first quarter.  We believe the recent opening of our new branch located in Doylestown in Bucks County, Pennsylvania will continue to bolster our core deposit growth.”

Highlights for the quarter ended September 30, 2021 are as follows:

●	William Penn recorded net income of $1.2 million, or $0.08 per diluted share.
●	William Penn recognized a $235 thousand, or $0.02 per diluted share, income tax benefit related to refunds received associated with the carryback of net operating losses under the CARES Act.
●	William Penn purchased $53.2 million of high-quality investment securities that it anticipates will provide a steady stream of cash flows both in the current and in rising interest rate environments.
●	William Penn prepaid $7.0 million of higher-cost advances from the FHLB and incurred $64 thousand of prepayment penalties in connection with such prepayments.
●	William Penn originated $23.8 million of new loans.
●	Core deposits increased at an annualized rate of 17.4%.
●	William Penn opened a new branch located in Doylestown in Bucks County, Pennsylvania.
●	William Penn paid a $0.30 per share one-time special cash dividend in August 2021.

●	Book value per share measured $14.04 as of September 30, 2021 compared to $14.30 as of June 30, 2021. Tangible book value per share(1) measured $13.67 as of September 30, 2021 compared to $13.92 as of June 30, 2021. The decline in both book value and tangible book value was primarily due to the payment of the previously mentioned special dividend.
●	Asset quality metrics continued to remain strong with non-performing assets to total assets of 0.68% as of September 30, 2021. Our allowance for loan losses totaled $3.6 million, or 0.78% of total loans and 1.16% of total loans, excluding acquired loans(2), as of September 30, 2021, compared to $3.6 million, or 0.78% of total loans and 1.19% of total loans, excluding acquired loans(2), as of June 30, 2021.

Statement of Financial Condition

Total assets increased $533 thousand, or 0.1%, to $822.9 million at September 30, 2021, from $822.4 million at June 30, 2021.  The increase in total assets can primarily be attributed to a $43.9 million increase in total investments, a $2.2 million increase in bank-owned life insurance and a $2.4 million increase in other assets, partially offset by a $40.8 million decrease in cash and cash equivalents and a $7.0 million decrease in net loans.

Cash and cash equivalents decreased $40.8 million, or 24.2%, to $127.9 million at September 30, 2021, from $168.7 million at June 30, 2021.  The decrease in cash and cash equivalents was primarily driven by a $43.9 million increase in total investments, a $7.0 million decrease in advances from the FHLB and a $2.2 million increase in bank-owned life insurance, partially offset by an $8.1 million increase in deposits and a $7.0 million decrease in net loans.

Total investments increased $43.9 million, or 35.1%, to $169.1 million at September 30, 2021, from $125.2 million at June 30, 2021. During the quarter ended September 30, 2021, the Company invested a portion of the excess cash on its statement of financial condition in available-for-sale, held-to-maturity, and other securities.  The Company remains focused on maintaining a high-quality investment portfolio that provides a steady stream of cash flows both in the current and in rising interest rate environments.

Net loans decreased $7.0 million, or 1.5%, to $454.2 million at September 30, 2021, from $461.2 million at June 30, 2021.  During the quarter ended September 30, 2021, the Company originated $23.8 million of new loans that were more than offset by $30.8 million of loan paydowns and payoffs.  The COVID-19 pandemic and low interest rate environment have created a highly competitive market for lending.  The Company maintains conservative lending practices and is focused on lending to borrowers with high credit quality within its market footprint.

Bank-owned life insurance increased $2.2 million, or 6.4%, to $37.4 million at September 30, 2021, from $35.2 million at June 30, 2021.  Management purchased $2.0 million of bank-owned life insurance during the quarter ended September 30, 2021.  Management believes that bank-owned life insurance is a low-risk investment alternative with an attractive yield.

Deposits increased $8.1 million, or 1.5%, to $561.2 million at September 30, 2021, from $553.1 million at June 30, 2021.  The increase in deposits was primarily due to a $17.1 million increase in core deposits, partially offset by a $9.0 million decrease in time deposits.  The decrease in time deposits was consistent with the planned run-off associated with our re-pricing of higher-cost, non-relationship-based deposit accounts.

Borrowings decreased $7.0 million, or 17.1%, to $34.0 million at September 30, 2021, from $41.0 million at June 30, 2021.  The decrease in borrowings was due to the previously discussed prepayment of $7.0 million of higher-cost advances from the FHLB during the quarter ended September 30, 2021.

Stockholders’ equity decreased $3.9 million, or 1.8%, to $213.0 million at September 30, 2021, from $216.9 million at June 30, 2021.  The decrease in stockholders’ equity was primarily due to the payment of a $0.30 per share one-time special cash dividend in August 2021 totaling $4.6 million and a $598 thousand increase in the accumulated other comprehensive loss component of

(1) As used in this press release, tangible book value per share is a non-GAAP financial measure. This non-GAAP financial measure excludes goodwill and other intangible assets. For a reconciliation of this and other non-GAAP financial measures to their comparable GAAP measures, see “Non-GAAP Reconciliation” at the end of the press release.

(2) As used in this press release, the ratio of the allowance for loan losses to total loans, excluding acquired loans, is a non-GAAP financial measure.  This non-GAAP financial measure excludes loans acquired in a business combination.  For a reconciliation of this and other non-GAAP financial measures to their comparable GAAP measure, see “Non-GAAP Reconciliation” at the end of the press release.

the unrealized loss on available-for sale securities, partially offset by $1.2 million of net income recorded during the quarter ended September 30, 2021.  Tangible book value per share(1) measured $13.67 as of September 30, 2021 compared to $13.92 as of June 30, 2021.

Net Interest Income

For the quarter ended September 30, 2021, net interest income was $5.3 million, an increase of $45 thousand, or 0.9%, from the quarter ended September 30, 2020.  The increase in net interest income was primarily due to a $718 thousand decrease in interest expense primarily due to the re-pricing of deposits in the current low interest rate environment and the prepayment of advances from the FHLB of Pittsburgh.  These increases to net interest income were partially offset by a decrease in interest income on loans due to a decrease in the average balance of loans and a decrease in the yield on loans driven by the current low interest rate environment.  The net interest margin measured 2.80% for the quarter ended September 30, 2021 compared to 3.11% for the same period in 2020.  The decrease in the net interest margin is consistent with the recent decrease in interest rates and current margin compression that is primarily due to the ongoing COVID-19 pandemic and its continued impact on the economy and interest rate environment, as well as the excess cash that the Bank held during the quarter ended September 30, 2021 in connection with the second-step conversion offering that was completed in March 2021.

Non-interest Income

For the quarter ended September 30, 2021, non-interest income totaled $705 thousand, an increase of $305 thousand, or 76.3%, from the quarter ended September 30, 2020.  The increase was primarily due to a $126 thousand increase in earnings on bank-owned life insurance due to the purchase of additional BOLI during the quarters ended September 30, 2021 and June 30, 2021, a $62 thousand increase in the net gain on sale of investment securities, and a $105 thousand unrealized net gain on equity securities recorded during the quarter ended September 30, 2021.

Non-interest Expense

For the quarter ended September 30, 2021, non-interest expense totaled $4.9 million, an increase of $132 thousand, or 2.8%, from the quarter ended September 30, 2020.  The increase in non-interest expense was primarily due to a $158 thousand increase in salaries and employee benefits due to the addition of new employees in connection with the build out of the Company’s commercial lending and credit functions and an increase in business development costs.  These increases to non-interest expense were partially offset by a $97 thousand decrease in prepayment penalties associated with the prepayment of $7.0 million and $23.2 million of advances from the FHLB of Pittsburgh during the quarters ended September 30, 2021 and 2020, respectively.

Income Taxes

For the quarter ended September 30, 2021, we recorded a $30 thousand net income tax benefit, reflecting an effective tax rate of (2.7)%, compared to a $146 thousand provision for income taxes, reflecting an effective tax rate of 17.9%, for the same period in 2020.  The decrease in the provision for income taxes for the quarter ended September 30, 2021 compared to the same period a year ago is primarily due to a $235 thousand income tax benefit recorded during the quarter ended September 30, 2021 related to refunds received associated with the carryback of net operating losses under the CARES Act.  The effective tax rate for the quarter ended September 30, 2021 compared to the same period a year ago was also impacted by the previously discussed income tax benefit from refunds received associated with the carryback of net operating losses under the CARES Act.

Asset Quality

The provision for loan losses was a $30 thousand net recovery during the quarter ended September 30, 2021 compared to an expense of $66 thousand during the quarter ended September 30, 2020.  The provision credit for the quarter ended September 30, 2021 was primarily due to an improving economic outlook combined with continued stable asset quality metrics, including net recoveries during the quarter and non-performing assets to total assets of 0.68% as of September 30, 2021 as compared to 0.67% as of September 30, 2020.  Our allowance for loan losses totaled $3.6 million, or 1.16% of total loans, excluding acquired loans(2), as of September 30, 2021, compared to $3.6 million, or 1.19% of total loans, excluding acquired loans(2), as of June 30, 2021.

Capital

The Bank’s capital position remains strong relative to current regulatory requirements. The Bank continues to have substantial liquidity that has been retained in cash or invested in high quality government-backed securities. As of September 30, 2021, William Penn’s tangible capital to tangible assets totaled 25.37%.  In addition, at September 30, 2021, we had the ability to borrow up to $290.7 million from the Federal Home Loan Bank of Pittsburgh.  The federal regulators issued a final rule, effective January 1, 2020, that set the elective community bank leverage ratio at 9% of tier 1 capital to average total consolidated assets.

The Bank has elected to follow this alternative framework.  As of September 30, 2021, William Penn Bank had a community bank leverage ratio of 18.82% and is considered well-capitalized under the prompt corrective action framework.

About William Penn Bancorporation

William Penn Bancorporation, headquartered in Bristol, Pennsylvania, is the holding company for William Penn Bank, which serves the Delaware Valley area through twelve full-service branch offices in Bucks County and Philadelphia, Pennsylvania, and Burlington and Camden Counties in New Jersey.  The Company's executive offices are located at 10 Canal Street, Suite 104, Bristol, Pennsylvania 19007.  William Penn Bank's deposits are insured up to the legal maximum (generally $250,000 per depositor) by the Federal Deposit Insurance Corporation (FDIC).  The primary federal regulator for William Penn Bank is the FDIC.  For more information about the Bank and William Penn, please visit www.williampenn.bank.

Forward Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, the effect of the COVID-19 pandemic (including its impact on our business operations and credit quality, on our customers and their ability to repay their loan obligations and on general economic and financial market conditions), changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows, changes in the quality or composition of our loan or investment portfolios and our ability to successfully integrate the business operations of acquired businesses into our business operations, and that the Company may not be successful in the implementation of its business strategy or its deployment of the proceeds raised in its second step conversion offering. Additionally, other risks and uncertainties may be described in William Penn’s Annual Report on Form 10-K for the year ended June 30, 2021, which is available through the SEC’s EDGAR website located at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, William Penn assumes no obligation to update any forward-looking statements.

WILLIAM PENN BANCORPORATION AND SUBSIDIARIES

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except share amounts)

	September 30,	June 30,	September 30,
	2021	2021	2020

ASSETS
Cash and due from banks	$8,368	$11,102	$11,336
Interest bearing deposits with other banks	119,580	157,620	34,539
Federal funds sold	-	-	10,207
Total cash and cash equivalents	127,948	168,722	56,082
Interest-bearing time deposits	1,350	1,850	2,300
Securities available for sale	127,007	123,335	123,597
Securities held to maturity	38,127	-	-
Equity securities	2,635	-	-
Loans receivable, net of allowance for loan losses of $3,591, $3,613, and $3,585, respectively	454,157	461,196	497,630
Premises and equipment, net	13,464	13,439	13,924
Regulatory stock, at cost	2,597	2,954	3,219
Deferred income taxes	3,716	3,574	4,448
Bank-owned life insurance	37,469	35,231	14,870
Goodwill	4,858	4,858	4,858
Intangible assets	880	937	1,128
Accrued interest receivable and other assets	8,733	6,312	9,497
TOTAL ASSETS	$822,941	$822,408	$731,553

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits	$561,204	$553,103	$581,493
Advances from Federal Home Loan Bank	34,000	41,000	41,000
Advances from borrowers for taxes and insurance	2,064	3,731	2,910
Accrued interest payable and other liabilities	12,628	7,648	10,644
TOTAL LIABILITIES	609,896	605,482	636,047

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value	-	-	-
Common Stock, $0.01, $0.01, and $0.03 par value, respectively	152	152	467
Additional paid-in capital	168,354	168,349	42,932
Treasury stock, at cost	-	-	(3,710)
Unearned common stock held by employee stock ownership plan	(9,901)	(10,004)	-
Retained earnings	55,102	58,493	55,384
Accumulated other comprehensive (loss) income	(662)	(64)	433
TOTAL STOCKHOLDERS' EQUITY	213,045	216,926	95,506
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$822,941	$822,408	$731,553

WILLIAM PENN BANCORPORATION AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

	For the Quarter Ended
	September 30, 2021	June 30, 2021	September 30, 2020
INTEREST INCOME
Loans receivable, including fees	$5,214	$5,563	$5,893
Securities	664	519	653
Other	106	93	111
Total interest income	5,984	6,175	6,657
INTEREST EXPENSE
Deposits	484	502	1,081
Borrowings	238	265	359
Total interest expense	722	767	1,440

Net interest income	5,262	5,408	5,217
(Recovery) provision for loan losses	(30)	20	66
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	5,292	5,388	5,151
OTHER INCOME
Service fees	213	217	183
Net gain on sale of securities	62	31	-
Earnings on bank-owned life insurance	238	153	112
Net gain on disposition of premises and equipment	-	60	15
Unrealized gain on equity securities, net	105	-	-
Other	87	75	90
Total other income	705	536	400
OTHER EXPENSES
Salaries and employee benefits	2,712	2,712	2,554
Occupancy and equipment	675	685	759
Data processing	421	445	422
Professional fees	248	466	188
Amortization of intangible assets	57	63	64
Loss on lease abandonment	-	162	-
Prepayment penalties	64	-	161
Other	690	567	587
Total other expense	4,867	5,100	4,735

Income before income taxes	1,130	824	816

Income tax (benefit) expense	(30)	158	146
NET INCOME	$1,160	$666	$670

Basic and diluted earnings per share	$0.08	$0.05	$0.05

WILLIAM PENN BANCORPORATION AND SUBSIDIARIES

Unaudited Selected Consolidated Financial and Other Data

(Dollars in thousands)

	For the Quarter Ended
	September 30, 2021			September 30, 2020
	Average	Interest and	Yield/	Average	Interest and	Yield/
	Balance	Dividends	Cost	Balance	Dividends	Cost

Interest-earning assets:
Loans	$459,034	$5,214	4.54%	$503,014	$5,893	4.69%
Investment securities	131,784	664	2.02	109,077	653	2.39
Other interest-earning assets	160,400	106	0.26	59,940	111	0.74
Total interest-earning assets	751,218	5,984	3.19	672,031	6,657	3.96
Non-interest-earning assets	71,109			59,361
Total assets	$822,327			$731,392

Interest-bearing liabilities:
Interest-bearing checking accounts	$103,803	19	0.07	$101,268	51	0.20
Money market deposit accounts	145,032	122	0.34	137,852	326	0.95
Savings, including club deposits	101,171	26	0.10	94,775	43	0.18
Certificates of deposit	155,786	317	0.81	198,320	661	1.33
Total interest-bearing deposits	505,792	484	0.38	532,215	1,081	0.81
FHLB advances and other borrowings	35,457	238	2.68	55,058	359	2.61
Total interest-bearing liabilities	541,249	722	0.53	587,273	1,440	0.98

Non-interest-bearing liabilities:
Non-interest-bearing deposits	50,670			41,260
Other non-interest-bearing liabilities	15,520			5,837
Total liabilities	607,439			634,370
Total equity	214,888			97,022
Total liabilities and equity	$822,327			$731,392

Net interest income		$5,262			$5,217

Interest rate spread		2.66%			2.98%
Net interest-earning assets	$209,969			$84,758
Net interest margin		2.80%			3.11%
Ratio of interest-earning assets to interest-bearing liabilities	138.79%			114.43%

Asset Quality Indicators (unaudited)

	September 30,	June 30,	September 30,
(Dollars in thousands)	2021	2021	2020

Non-performing assets:
Non-accruing loans	$5,555	$5,301	$4,775
Accruing loans past due 90 days or more	-	-	-
Total non-performing loans	$5,555	$5,301	$4,775

Real estate owned	75	75	100

Total non-performing assets	$5,630	$5,376	$4,875

Non-performing loans to total loans	1.21%	1.14%	0.95%
Non-performing assets to total assets	0.68%	0.65%	0.67%
ALLL to total loans and leases	0.78%	0.78%	0.71%
ALLL to non-performing loans	64.64%	68.16%	75.08%

Key annualized performance ratios are as follows for the quarter (unaudited):

	For the Quarter Ended
	September 30,	June 30,	September 30,
	2021	2021	2020
PERFORMANCE RATIOS:
(annualized for the quarter ended)
Return on average assets	0.56%	0.33%	0.36%
Return on average equity	2.16%	1.25%	2.80%
Net interest margin	2.80%	2.90%	3.11%
Net charge-off ratio	(0.01)%	0.00%	0.00%
Efficiency ratio	81.57%	85.80%	84.30%
Tangible common equity	25.37%	25.85%	12.34%

Non-GAAP Reconciliation (unaudited)

In this press release, we present the non-GAAP financial measures included in the tables below, which are used to evaluate our performance and exclude the effects of certain transactions and one-time events that we believe are unrelated to our core business and not necessarily indicative of our current performance or financial position. Management believes excluding these items facilitates greater visibility into our core businesses and underlying trends that may, to some extent, be obscured by inclusion of such items.  The following tables include a reconciliation of the non-GAAP financial measures used in this press release to their comparable GAAP measures.

William Penn Bancorporation and Subsidiaries

Non-GAAP Reconciliation

(Dollars in thousands, except share and per share data)

	September 30,	June 30,
	2021	2021
Calculation of tangible book value per share:
Total Stockholders' Equity	$213,045	$216,926
Less: Goodwill and other intangible assets	5,738	5,795
Total tangible equity (non-GAAP)	$207,307	$211,131
Total common shares outstanding	15,170,566	15,170,566

Book value per share (GAAP)	$14.04	$14.30
Tangible book value per share (non-GAAP)	$13.67	$13.92

Calculation of the ratio of the allowance for loan losses to total loans, excluding acquired loans:
Gross loans receivable	$458,512	$465,629
Less: Loans acquired in a business combination	149,195	161,260
Gross loans receivable, excluding acquired loans (non-GAAP)	$309,317	$304,369
Allowance for loan losses	$3,591	$3,613

Allowance for loan losses to total loans (GAAP)	0.78%	0.78%
Allowance for loan losses to total loans, excluding acquired loans (non-GAAP)	1.16%	1.19%